EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Provident Financial Services, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-103041; No. 333-165018; and No. 333- 232388) on Form S-8, registration statements (No. 333-167706 and No. 333-240208) on Form S-3, registration statement (No. 333-237842) on Form S-4, registration statement (No. 333-249905) on Form S-3ASR and registration statement (No. 333-173942) on Form S-3D of Provident Financial Services, Inc. of our reports dated March 1, 2021, with respect to the consolidated statements of financial condition of Provident Financial Services, Inc. and subsidiary, as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Provident Financial Services, Inc.

Our report refers to a change in the Company's method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments - Credit Losses.
/s/ KPMG LLP
Short Hills, New Jersey
3/1/2021